EXHIBIT 10a

           Consent of Jorden Burt Boros Cicchetti and Johnson, LLP




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                              August 14, 1998


Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Englewood, Colorado 80111

      Re:   Maxim Series Account
            Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 File No. 333-44839

Ladies and Gentlemen:

      We have acted as counsel to Great-West Life & Annuity Insurance Company, a Colorado corporation, regarding the federal securities laws applicable to the issuance and sale of the Contracts described herein. We hereby consent to the reference to us under the heading "Legal Matters" in the prospectus filed today with the Securities and Exchange Commission.

                        Very truly yours,

                        /s/ Jorden Burt Boros Cicchetti Berenson & Johnson LLP

                        Jorden Burt Boros Cicchetti Berenson & Johnson LLP